Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on form S-1 of Capital Bank Financial Corp. (formerly North American Financial Holdings, Inc.) of our report dated March 15, 2011, with respect to the consolidated financial statements of Capital Bank Corporation and subsidiaries as of and for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ELLIOTT DAVIS, PLLC

Charlotte, North Carolina

October 31, 2012